SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                      (Amendment No. ____)*


                        Young & Rubicam Inc.
-----------------------------------------------------------------
                         (Name of Issuer)

                          Common Stock
-----------------------------------------------------------------
                  (Title of Class of Securities)

                            987425105
              -------------------------------------
                          (CUSIP Number)

                        January 28, 1999
-----------------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)
      [X]  Rule 13d-1(c)
      [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                 -------------------------
CUSIP No. 987425105           13G           Page 2 of 10 Pages
-----------------------                 -------------------------


-----------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Young & Rubicam Inc. Grantor Trust
-----------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See instructions)
                                                      (a) [ ]
                                                      (b) [X]
-----------------------------------------------------------------
3.      SEC USE ONLY


-----------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        State of New York
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                  5.     SOLE VOTING POWER

   NUMBER OF
                                 0
                 ------------------------------------------------
     SHARES       6.     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY
                                 0
                 ------------------------------------------------
      EACH        7.     SOLE DISPOSITIVE POWER
   REPORTING
     PERSON
                                 0
                 ------------------------------------------------
       WITH       8.     SHARED DISPOSITIVE POWER

                             3,713,203
-----------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

                             3,713,203
-----------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES (See Instructions)

-----------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               5.6%
-----------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (See Instructions)

                               OO
-----------------------------------------------------------------

-----------------------                 -------------------------
CUSIP No. 987425105           13G           Page 3 of 10 Pages
-----------------------                 -------------------------


-----------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stephanie W. Abramson
-----------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See instructions)
                                                      (a) [ ]
                                                      (b) [X]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-----------------------------------------------------------------
                  5.     SOLE VOTING POWER

   NUMBER OF
                                 0
                 ------------------------------------------------
     SHARES       6.     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY
                                 0
                 ------------------------------------------------
      EACH        7.     SOLE DISPOSITIVE POWER
   REPORTING
     PERSON
                                311,165
                 ------------------------------------------------
       WITH       8.     SHARED DISPOSITIVE POWER

                              3,713,203
-----------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

                              4,024,368
-----------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES (See Instructions)

-----------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                6.0%
-----------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (See Instructions)

                                IN
-----------------------------------------------------------------

-----------------------                 -------------------------
CUSIP No. 987425105           13G           Page  4 of 10 Pages
-----------------------                 -------------------------


-----------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Mark T. McEnroe
-----------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See instructions)
                                                      (a) [ ]
                                                      (b) [X]
-----------------------------------------------------------------
3.      SEC USE ONLY


-----------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
-----------------------------------------------------------------
                  5.     SOLE VOTING POWER

   NUMBER OF
                                0
                 ------------------------------------------------
     SHARES       6.     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY
                                0
                 ------------------------------------------------
      EACH        7.     SOLE DISPOSITIVE POWER
   REPORTING
     PERSON
                                 0
                 ------------------------------------------------
       WITH       8.     SHARED DISPOSITIVE POWER

                             3,713,203
-----------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

                             3,713,203
-----------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES (See Instructions)

-----------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               5.6%
-----------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (See Instructions)


                                IN
-----------------------------------------------------------------

-----------------------                 -------------------------
CUSIP No. 987425105           13G           Page  5 of 10 Pages
-----------------------                 -------------------------


-----------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                       Renee E. Becnel
-----------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See instructions)
                                                      (a) [ ]
                                                      (b) [X]
-----------------------------------------------------------------
3.      SEC USE ONLY

-----------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
-----------------------------------------------------------------
                  5.     SOLE VOTING POWER

   NUMBER OF
                                 0
                 ------------------------------------------------
     SHARES       6.     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY
                                 0
                 ------------------------------------------------
      EACH        7.     SOLE DISPOSITIVE POWER
   REPORTING
     PERSON
                                 0
                 ------------------------------------------------
       WITH       8.     SHARED DISPOSITIVE POWER

                              3,713,203
-----------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

                              3,713,203
-----------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES (See Instructions)

-----------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                5.6%
-----------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (See Instructions)

                                IN
-----------------------------------------------------------------

Item 1.

     This statement relates to the common stock, par value $0.01 per share ("Common Stock"), as well as options on the Common Stock, of Young & Rubicam Inc., a Delaware corporation (the "Company"), whose principal executive offices are located at 285 Madison Avenue, New York, New York 10017.

Item 2.

      (a)  Name of Person Filing:

     This Schedule 13G is being filed by the Young & Rubicam Inc. Grantor Trust (the "Trust"), which was established by the Company pursuant to the Young & Rubicam Inc. Grantor Trust Agreement, and by each of Stephanie W. Abramson, Mark
T. McEnroe and Renee E. Becnel, the three members of the administrative committee of the Trust (the "Administrator").

      (b)  Address or Principal Office or, if none, Residence:

     The business address for each Reporting Person is c/o Young & Rubicam Inc., 285 Madison Avenue, New York, New York 10017.

      (c)  Citizenship:

      See responses to Item 4 on pages 2 through 5

      (d)  Title of Class of Securities:

            Common Stock

      (e)  CUSIP Number:

            987425105

Item 3.    If this statement is filed pursuant to sections
           240.13d-1(b) or 240.13d-2(b) or (c), check
           whether the person filing is a(n):

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

           (b) [ ] Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c);

           (c) [ ] Insurance company as defined in section
                   3(a)(19) of the Act (15 U.S.C. 78c);


                        Page 6 of 10 Pages

           (d) [ ] Investment company registered under section 8
                   of the Investment Company Act of 1940
                   (15 U.S.C. 80a-8);

           (e) [ ] Investment adviser in accordance with
                   section 240. 13d-1(b)(1)(ii)(E);

           (f) [ ] Employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

           (g) [ ] Parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

           (h) [ ] Savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
                   1813);

           (i) [ ] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ] Group, in accordance with section
                   240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

           (a)  Amount beneficially owned:

                 See responses to Item 9 on pages 2 through 5.

           (b)  Percent of class:

                 See responses to Item 11 on pages 2 through 5.

           (c)  Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote:

                        See responses to Item 5 on pages 2 through 5.

                 (ii)  shared power to vote or to direct the vote:

                        See responses to Item 6 on pages 2 through 5.

                (iii)  sole power to dispose or to direct the disposition of:

                        See responses to Item 7 on pages 2 through 5.

                 (iv)  shared power to dispose or to direct the disposition of:

                        See responses to Item 8 on pages 2 through 5.

                        Page 7 of 10 Pages

Item 5.    Ownership of Five Percent or Less of a Class.


Item 6.    Ownership of More than Five Percent on Behalf of
           Another Person.

     The Company established the Trust to aid in meeting the Company's obligations to employee participants under the Young & Rubicam Inc. Deferred Compensation Plan. The Trust is administered by the Administrator, a committee currently comprised of Stephanie W. Abramson, Mark T. McEnroe, and Renee E. Becnel, each of whom, acting alone, has the power to act on behalf of the committee. The Common Stock held in the Trust and beneficially owned by the Reporting Persons is voted solely by the trustees of the Young & Rubicam Inc. Management Voting Trust, a separate trust.

Item 7.    Identification and Classification of the Subsidiary
           Which Acquired the Security Being Reported on by the
           Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the
           Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.


                        Page 8 of 10 Pages

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                             SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 1999








                         YOUNG & RUBICAM INC. GRANTOR TRUST

                              By: /s/Mark T. McEnroe
                                 ------------------------
                                 Name: Mark T. McEnroe
                                 Title: Administrator Member

                          By: /s/Stephanie W. Abramson
                            ---------------------------
                             Name: Stephanie W. Abramson
                             Title: Administrator Member

                          By: /s/Mark T. McEnroe
                            ---------------------------
                             Name: Mark T. McEnroe
                             Title: Administrator Member

                          By: /s/Renee e. Becnel
                            ---------------------------
                             Name: Renee E. Becnel
                             Title: Administrator Member



                        Page 9 of 10 Pages

                                    EXHIBIT 1

                  Joint Filing Agreement and Power of Attorney

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) and further agree that this Joint Filing Agreement and Power of Attorney be included as an Exhibit to such joint filings. The persons named below further agree that each of them has full power and authority to act alone in the name of, and for and on behalf of, Young & Rubicam Inc. Grantor Trust, Stephanie W. Abramson, Mark T. McEnroe, and Renee E. Becnel in any matter in connection with their joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto).

     IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Joint Filing Agreement and Power of Attorney this 8th day of February, 1999.

                                  YOUNG & RUBICAM INC. GRANTOR TRUST


                                          By:  /s/Mark T. McEnroe
                                               -----------------------
                                                   Name: Mark T. McEnroe
                                                   Title: Administrator Member


                                  By:  /s/ Stephanie W. Abramson
                                       -------------------------------
                                           Name: Stephanie W. Abramson
                                           Title: Administrator Member


                                  By:  /s/ Mark T. McEnroe
                                       -------------------------------
                                           Name: Mark T. McEnroe
                                           Title: Administrator Member


                                  By:  /s/ Renee E. Becnel
                                       -------------------------------
                                           Name: Renee E. Becnel
                                           Title: Administrator Member